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Exhibit 99.2

TALIERA CORPORATION
NOMINATING COMMITTEE CHARTER

Role

        The Nominating Committee's role is to determine the slate of director nominees for election to the Company's Board of Directors, and to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings.

Membership

        The membership of the Committee consists of at least two directors, each of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

        The Committee meets at least once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Indiana.

Authority

        The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, any search firm used to identify director candidates, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

        The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

        The principal responsibilities and functions of the Nominating Committee are as follows:

1.
Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of Taliera Corporation shareholders.

2.
To periodically review and develop criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders, in accordance with the current criteria set out in Exhibit A to this Charter.

3.
Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders, and for appointment to the committees of the Board (including this Committee).

4.
Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

5.
Assist in identifying, interviewing and recruiting candidates for the Board.

6.
Annually review the composition of each committee and present recommendations for committee memberships to the Board as needed.

7.
Periodically review the compensation paid to non-employee directors for annual retainers and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

8.
Regularly review and make recommendations about changes to the charter of the Nominating Committee.

9.
Obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations.

Miscellaneous

        Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. A printed copy of this Charter, and any amendments thereto, shall be made available to any shareholder of the Company who requests it.

        Adopted by the Nominating Committee and approved by the Board of Directors on October 24, 2006.

EXHIBIT A TO THE CHARTER OF
THE NOMINATING COMMITTEE OF
THE BOARD OF DIRECTORS OF TALIERA CORPORATION

Director Qualification Standards

        The Nominating Committee will review with the Board of Directors each year the personal characteristics and professional competencies required of Board Members so they will work together as a team to oversee the Company's strategies and operations.

        The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics:

1.
Demonstrate notable or significant achievements in business, education or public service;

2.
Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;

3.
A history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

4.
Time availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of shareholders;

5.
Willingness to demand that the Company's officers and employees insist upon honest and ethical conduct throughout the Company;

6.
Willingness and ability to serve on the Board for multiple terms, if nominated and elected, which will enable the development of a deeper understanding of the Company's business affairs;

7.
Possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations;

8.
Knowledge of, and experience with regard to at least some of: (a) loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the American Stock Exchange, amongst others; (c) sound business practices; (d) accounting and financial reporting; and,

9.
Ability to satisfy criteria for independence established by the Securities and Exchange Commission and the American Stock Exchange, as they may be amended from time to time.

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TALIERA CORPORATION NOMINATING COMMITTEE CHARTER
Role
Membership
Operations
Authority
Responsibilities
Miscellaneous
EXHIBIT A TO THE CHARTER OF THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OF TALIERA CORPORATION